Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated May 26, 2026, except for the share redesignation described in Note 17 and Note 21 as to which the date is July 27, 2026, relating to the financial statements of Carbon Zero Technologies International Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Marcum Asia CPAs LLP

Guangzhou, China

July 27, 2026

GUANGZHOU OFFICE ● Ste.1601 ● CTF Finance Center ● 6 Pearl River East Rd. ● Pearl River New Town ● Tianhe Dist.

● Guangzhou ● 510623

Phone 8620.3877.0819 ● Fax 8620.8072.0039 ● www.marcumasia.com